UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2013

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

_____________________ (Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On March 28, 2013 (the "Closing Date"), Aster Lely Mezzanine Lending, LLC ("Mezzanine Lender"), a wholly owned subsidiary of Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP"), made a mezzanine loan of up to approximately $12.7 million (the "Mezzanine Loan") to Lely Apartments, LLC, a Georgia limited liability company ("Borrower"), in connection with Borrower's plans to construct a 308-unit multifamily community in Naples, Florida, part of the South Florida market (the "Property"). Approximately $2.2 million of the Mezzanine Loan was funded by Mezzanine Lender to Borrower on the Closing Date and the balance of the Mezzanine Loan is expected to be drawn by the Borrower over approximately the next four months.

Preferred Apartment Communities, Inc. (the "Company") is the general partner of, and owner of an approximately 98% interest in, PAC-OP. Williams Opportunity Fund, LLC ("WOF"), an approximately 2.7% stockholder of the Company, is an approximately 100% indirect owner of Borrower. John A. Williams, the Company's Chief Executive Officer and Chairman of the Board, indirectly owns an approximate 1.0% membership interest in WOF. The terms of the Mezzanine Loan were approved by the Company's conflicts committee, which consists entirely of independent directors not otherwise interested in the transaction.

In connection with the closing of the Mezzanine Loan, the Mezzanine Lender received a loan fee of 2% of maximum loan amount of the Mezzanine Loan, or approximately $254,265 (approximately $9,133 of which was paid prior to the Closing Date). In addition, the Company paid a fee of approximately $127,132, or 1.0% of the amount of the Mezzanine Loan funded on the Closing Date, to Preferred Apartment Advisors, LLC, the Company’s manager (the "Manager"), as an "acquisition fee" in accordance with the terms of the management agreement between the Company, PAC-OP and the Manager (the "Management Agreement").

The Mezzanine Loan matures on January 31, 2016, subject to two twelve month extensions and bears interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal and any accrued but unpaid interest due at maturity. The Mezzanine Loan is subordinate to a senior loan of up to an aggregate amount of approximately $25 million that is held by an unrelated third party. The Mezzanine Loan is secured by a pledge of 100% of the membership interests Aster Lely Apartments, LLC, a Georgia limited liability company, a wholly owned subsidiary of Borrower and the ultimate owner of the Property. W. Clark Butler and Jeff D. Warshaw, both unaffiliated third parties, have guaranteed to Mezzanine Lender the completion of the project in accordance with the plans and specifications and have provided a full payment guaranty. These guaranties are subject to the rights held by the senior lender pursuant to a customary intercreditor agreement between the Mezzanine Lender and the senior lender. Prepayment of the Mezzanine Loan is permitted in whole, but not in part, without Mezzanine Lender consent.

Under the terms of a Purchase Option Agreement entered into on the Closing Date in connection with the closing of the Mezzanine Loan, Mezzanine Lender has an exclusive option

(but not an obligation) to purchase the Property between and including April 1, 2016 and August 30, 2016 for a pre-negotiated purchase price of $43,500,000. If the Property is sold to, or refinanced by, a third party at any time, or is paid off at any time, Mezzanine Lender will be entitled to an exit fee to increase the aggregate interest paid on the Mezzanine Loan to 14.0% per annum (the "Exit Fee"), provided, however, that such Exit Fee shall not be required to be paid if Mezzanine Lender or a wholly owned direct or indirect subsidiary of Mezzanine Lender acquires the Property.

The foregoing description of the Mezzanine Loan is qualified in its entirety by reference to the Note, the Mezzanine Loan Agreement and the Purchase Option Agreement, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Note in the amount of $12,713,241.55 dated as of March 28, 2013 issued by Lely Apartments, LLC to Aster Lely Mezzanine Lending, LLC
10.2	Mezzanine Loan Agreement dated as of March 28, 2013 among Lely Apartments, LLC and Aster Lely Mezzanine Lending, LLC
10.3	Purchase Option Agreement dated as of March 28, 2013 between Lely Apartments, LLC and Aster Lely Mezzanine Lending, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: April 2, 2013	By:	/s/ John A. Williams
John A. Williams
Chief Executive Officer

EXHIBIT INDEX

10.1	Note in the amount of $12,713,241.55 dated as of March 28, 2013 issued by Lely Apartments, LLC to Aster Lely Mezzanine Lending, LLC
10.2	Mezzanine Loan Agreement dated as of March 28, 2013 among Lely Apartments, LLC and Aster Lely Mezzanine Lending, LLC
10.3	Purchase Option Agreement dated as of March 28, 2013 between Lely Apartments, LLC and Aster Lely Mezzanine Lending, LLC